UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 7, 2006
Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan	48326

(Address of Principal Executive Offices)	(Zip Code)
(248) 340-9090

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Asset
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Index to Exhibits
Amended and Restated Credit Agreement
Press Release, dated April 7, 2006

Item 1.01 Entry into a Material Definitive Agreement.
On April 7, 2006, contemporaneously with the closing of the acquisition of United Kingdom based Calsafe Group (Holdings) Limited (“Calsafe”), as further discussed below, Champion Enterprises, Inc., a Michigan corporation (the “Company”), and its subsidiary Champion Home Builders Co., a Michigan corporation (“Champion Home Builders”), as borrower, entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with various financial institutions and other parties thereto, as lenders, and Credit Suisse (“Credit Suisse”), as administrative agent for the lenders.
The Restated Credit Agreement amended the terms of the Credit Agreement entered into on October 31, 2005 (the “Credit Agreement”) by (i) establishing an additional term loan, denominated in Pounds Sterling (the “Sterling Term Loan”), in the principal amount of £45,000,000, with the same maturity date and substantially the same terms as the existing term loan under the Credit Agreement; (ii) providing Champion Home Builders the right from time to time to borrow incremental uncommitted term loans of up to an additional $100,000,000, which may be denominated in U.S. Dollars or Pounds Sterling; and (iii) amending certain restrictive covenants to permit the acquisition of Calsafe and provide increased flexibility for foreign acquisitions generally. The Restated Credit Agreement did not amend the financial covenants in the Credit Agreement.
The interest rate for borrowings under the Sterling Term Loan is currently a UK LIBOR based rate plus 250 basis points and customary mandatory costs. The maturity date for the Sterling Term Loan is October 31, 2012, unless as of February 3, 2009, more than $25 million in aggregate principal amount of the Company’s 7.625% Senior Notes due 2009 are outstanding, then the maturity date will be February 3, 2009.
The Restated Credit Agreement continues to be secured by a first security interest in substantially all of the assets of Champion Home Builders. In addition, the Company’s 7.625% Senior Notes due 2009 are secured equally and ratably with the Credit Agreement obligations.
Other than the Restated Credit Agreement, there are no material relationships between Credit Suisse or the lenders under the Restated Credit Agreement and the Company or any of their respective affiliates, other than as follows: (i) the Company and its affiliates may have customary banking relationships with one or more of the lenders under the Restated Credit Agreement and (ii) Credit Suisse and certain of its affiliates have in the past provided investment banking and investment banking-related services to the Company and certain of its subsidiaries, and these entities may continue to do so in the future.
The foregoing description of the Restated Credit Agreement is qualified in its entirety by reference to the full text of the Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Asset.
On April 7, 2006, the Company and its subsidiary CBS Monaco Limited (“Buyer”) completed the acquisition by Buyer of Calsafe and its operating subsidiary Caledonian Building Systems, pursuant to an Agreement, dated February 24, 2006. The base purchase price was £62,000,000, before certain adjustments based on working capital and net debt amounts at closing. The transaction involved the acquisition of the capital stock of Calsafe and was financed through a combination of the Sterling Term Loan and cash. The final purchase price will ultimately be determined based upon the achievement of certain financial benchmarks over the three years and three quarters ending December 2009. The Company has guaranteed the payment and performance by Buyer of its obligations under the Agreement.
The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of each of which was filed with the Securities and Exchange Commission on February 24, 2006 as Exhibit 2.1 to the Company’s Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired.

As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the financial statements required by Item 9.01(a) of Form 8-K. In accordance with Item 9.01(a)(4) of Form 8-K, such financial statements will be filed by amendment to this Form 8-K no later than June 23, 2006, the last business day within 71 days after the required filing date for this Current Report.

(b)	Pro Forma Financial Information.

As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the pro forma financial information required by Item 9.01(b) of Form 8-K. In accordance with Item 9.01(b)(2) of Form 8-K, such financial statements will be filed by amendment to this Form 8-K no later than June 23, 2006, the last business day within 71 days after the required filing date for this Current Report.

(d)	Exhibits.

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of April 7, 2006, by and among Champion Home Builders Co., as the Borrower, Champion Enterprises, Inc., as the Parent, various financial institutions and other persons from time to time parties thereto, as Lenders, and Credit Suisse, as Administrative Agent

Exhibit 99.1	Press Release, dated April 7, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.

By:	/s/ John J. Collins, Jr.
John J. Collins, Jr., Senior Vice President,
General Counsel and Secretary
Date: April 11, 2006

Index to Exhibits

Exhibit No.	Description
Exhibit 10.1	Amended and Restated Credit Agreement, dated as of April 7, 2006, by and among Champion Home Builders Co., as the Borrower, Champion Enterprises, Inc., as the Parent, various financial institutions and other persons from time to time parties thereto, as Lenders, and Credit Suisse, as Administrative Agent

Exhibit 99.1	Press Release, dated April 7, 2006.